Exhibit 10(kk)-2

PERSONAL Mr P Swift The Old Rectory St Johns Road Slimbridge GL2 7BJ	Chief Executive's Office Avonbank Feeder Road Bristol BS2 0TB Telephone 0117 933 2000 Fax 0117 933 2022

our ref	Your ref	Extension	Date
RS			2 March 2016

Dear Phil

Ill-Health Retirement Arrangements whilst in Service with the Company

1	As you know, it has been agreed that you will be granted special pension benefit terms with the Company with effect from 2 March 2016.

2	This letter sets out arrangements in respect of your retirement through Ill-Health whilst in Service with the Company.

3
As set out in paragraph 6.1 of your special terms letter dated 2 March 2016, on retirement through Ill-Health, benefits will be calculated under ESPS based on Contributing Service (but not on prospective service until Normal Pension Age).

4
As set out in paragraph 4.2 of your special terms letter dated 2 March 2016, instead of accruing Benefits under the ESPS after the 2 March 2016, an annual pension compensation amount will be payable to you as set out in your Service Agreement.

5
Subject to paragraph 9 below, the Company will seek to arrange insurance cover with an insurance company so that you may be provided with a benefit on retirement through Ill-Health as an alternative to the benefit that you would have been provided with on retirement through Ill-Health had you not withdrawn from Membership of the ESPS at the end of 2 March 2016. You agree that this alternative will not necessarily be of equivalent value to the benefit that you would have been provided with on retirement through Ill-Health had you not withdrawn from Membership of the ESPS at the end of 2 March 2016. This is due to the nature of insurance cover that is available in the marketplace.

6
You hereby agree that you will use reasonable endeavours to facilitate the implementation of such insurance cover with an insurance company to the extent that action is required from you (for example by providing relevant documents and information and attending any necessary medical examination).

7
In the event that the Company is unable or unwilling (for whatever reason save for where you have not used your reasonable endeavours to take necessary action in accordance with paragraph 6 above) to obtain the necessary insurance cover from an insurance company, the Company will provide the Ill-Health benefit described in paragraph 8 below from its own resources.

8
ln the event that paragraph 6 above applies (and subject to paragraph 9 below), should you retire through Ill-Health before attaining Normal Pension Age, you will be provided with benefits from the Company equal to those specified and calculated as provided by Rule 15(4) of the WPD Group of ESPS on the basis that Contributing Service shall mean the total number of years that you would be entitled to reckon if you had been in Service from the date of your Ill-Health Retirement until Normal Pension Age.

9
For the avoidance of doubt, the lll-Health arrangements referred to in paragraph 8 of this letter are intended to put you in the position that you would have been in on retirement through Ill-Health had you not withdrawn from Membership of the ESPS at the end of 2 March 2016. There shall be no element of double counting of the IllHealth benefits you are entitled to under the WPD Group of the ESPS or of the additional pension compensation amounts that have been paid to you from 3 March 2016 to the date of your lll-Health Retirement in lieu of further accrual of Contributing Service in the ESPS.

Yours Sincerely

ROBERT SYMONS
Chief Executive
For and on behalf of Western Power Distribution (South West) plc

I accept the terms of the above

Date